                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                   BARRY H. LEVINE, ROBERT B. WILLIAMS, AND
             WILLOUGHBY'S INCORPORATED; AND NEW WORLD COFFEE, INC.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE I - DEFINITIONS...............................................   2
         1.1  Definitions Generally...................................   2
         1.2  Specific Definitions....................................   2

ARTICLE II - THE TRANSACTION..........................................   7
         2.1  Terms of the Transaction................................   7
         (a)  Sale of Stock...........................................   7
         (b)  Purchase Price..........................................   7
         (i)  Cash....................................................   7
        (ii)  Promissory Notes........................................   8
         (A)  Notes...................................................   8
         (B)  Convertibility..........................................   8
       (iii)  Common Stock............................................   9
         2.2  Security Interest.......................................   9
         2.3  Name....................................................  10
         2.4  Employment Agreements...................................  11
         (a)  Employment Agreements...................................  11
         (b)  Other Employee Issues...................................  12
         2.5  Debt....................................................  13
         2.6  Closing.................................................  13

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS...............  13
         3.1  Organization and Qualification..........................  14
         3.2  Capitalization..........................................  14
         3.3  Financial Condition.....................................  15
         3.4  Tax and Other Liabilities...............................  17
         3.5  Litigation and Claims...................................  18
         3.6  Properties..............................................  18
         3.7  Contracts and Other Instruments.........................  21
         3.8  Employees...............................................  22
         3.9  Intangibles.............................................  23
        3.10  Questionable Payments...................................  24
        3.11  Authority to Sell.......................................  24
        3.12  Non-distributive Intent.................................  26

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER..............  26
        4.1  Organization.............................................  26
        4.2  Authority to Buy.........................................  27
        4.3  Validity of Shares.......................................  27
        4.4  Shares Reserved..........................................  27

        4.5  Purchaser's Financial Condition..........................  27
        4.6  NWC Tax and Other Liabilities............................  29

ARTICLE V - CONDITIONS TO OBLIGATIONS OF PURCHASER....................  30
        5.1  Accuracy of Representations and
                Compliance With Conditions............................  30
        5.2  Opinion of Counsel.......................................  31
        5.3  Other Closing Documents..................................  32
        5.4  Legal Action.............................................  32
        5.5  No Governmental Action...................................  33
        5.6  Contractual Consents.....................................  34
        5.7  Material Adverse Change..................................  34

ARTICLE VI - CONDITIONS TO OBLIGATIONS OF SELLERS.....................  34
        6.1  Accuracy of Representations and
                Compliance With Conditions............................  34
        6.2  Opinion of Counsel.......................................  35
        6.3  Other Closing Documents..................................  35
        6.4  Legal Action.............................................  36
        6.5  Releases.................................................  36
        6.6  Insurance Policies.......................................  36

ARTICLE VII - COVENANTS OF THE SELLERS................................  36
        7.1  Access...................................................  36
        7.2  Conduct of Business......................................  37
        7.3  Advice of Changes........................................  37
        7.4  Public Statements........................................  38
        7.5  Other Proposals..........................................  38
        7.6  Voting by Stockholders...................................  39
        7.7  Confidentiality..........................................  40

ARTICLE VIII - COVENANTS OF PURCHASER.................................  40
        8.1  Advice of Changes........................................  41
        8.2  Public Statements........................................  41
        8.3  Confidentiality..........................................  41
        8.4  Operation of the Company.................................  42
        8.5  Change of Control........................................  42
        8.6  Form S-8.................................................  43
        8.7  Corporate Entity.........................................  43
        8.8  Sale of Assets...........................................  43
        8.9  Seller's Trade Guarantees................................  44

ARTICLE IX - INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY......  44
        9.1  Indemnification..........................................  44
        9.2  Survival; Limitations on Liability.......................  45

ARTICLE X - TERMINATION PRIOR TO CLOSING..............................  46
       10.1  Termination..............................................  46
       10.2  Effect on Obligations....................................  48

ARTICLE XI - MISCELLANEOUS............................................  48
       11.1  Brokerage Fees...........................................  48
       11.2  Further Actions..........................................  49
       11.3  Submission to Jurisdiction...............................  49
       11.4  Merger; Modification.....................................  49
       11.5  Notices..................................................  49
       11.6  Waiver...................................................  50
       11.7  Binding Effect...........................................  51
       11.8  No Third-Party Beneficiaries.............................  51
       11.9  Separability.............................................  51
       11.10  Headings................................................  51
       11.11  Counterparts; Governing Law.............................  51

                                   AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is being made as of this 21st day of October 1996, by and among NEW WORLD COFFEE, INC., a Delaware corporation ("NWC" or the "Purchaser"), with offices at 379 West Broadway, New York, New York 10012; WILLOUGHBY'S INCORPORATED (d/b/a Willoughby's Coffee and
Tea), a Connecticut corporation ("Willoughby's" or the "Company"), with offices at 1006 Chapel Street, New Haven, Connecticut 06510, MR. BARRY H. LEVINE ("Levine"), an individual residing at 19 Sachem Road, Branford, Connecticut 06405 and MR. ROBERT B. WILLIAMS ("Williams"), an individual residing at 49 Thimble Island Road, Branford, Connecticut 06405. Levine and Williams are each referred to hereinafter individually as a "Seller" and collectively as the "Sellers."

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Sellers own beneficially and of record 100% of the issued and outstanding capital stock of the Company; and

          WHEREAS, the Purchaser desires to acquire all of the capital stock of the Company in exchange for the consideration set forth herein and the Sellers desire to effect such exchange, subject to the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the premises, representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                            ARTICLE I - DEFINITIONS

      1.1 DEFINITIONS GENERALLY.
          ---------------------

          For all purposes of this Agreement (i) the terms defined herein shall include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles, consistently applied, and (iii) the term "to the knowledge of" as used in this Agreement means to the knowledge of such person, after due inquiry.

      1.2 SPECIFIC DEFINITIONS.
          --------------------

          "AFFILIATE":  a Person that directly or indirectly, through one or
           ---------
more intermediaries, controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management of a Person, whether through ownership of securities, by contract, or otherwise.

          "AGREEMENT":  this Agreement, as amended from time-to-time.
           ---------
          "ASSIGNMENT":  as defined in Section 2.2 hereof.
           ----------
          "CAPITAL STOCK":  as defined in Section 2.1 hereof.
           -------------
          "CHANGE OF CONTROL":  as defined in Section 8.5 hereof.
           -----------------
          "CLAIMS":  as defined in Section 9.1 hereof.
           ------
          "CLOSING":  as defined in Section 2.6 hereof.
           -------

          "CLOSING DATE":  as defined in Section 2.6 hereof.
           ------------
          "COLLATERAL":  as defined in Section 2.2 hereof.
           ----------
          "COMPANY":  as defined in the preamble hereof.
           -------
          "COMPANY COMMON STOCK":  as defined in Section 3.2 hereof.
           --------------------
          "EMPLOYMENT AGREEMENTS":  as defined in Section 2.4 hereof.
           ---------------------

          "ENVIRONMENTAL LAWS":  any U.S. federal, state, or local law, rule,
           ------------------
regulation, ordinance, code, permit, policy, order, or rule of common law now in effect and in each case as amended to the date hereof and any judicial or administrative interpretation thereof now in effect relating to Hazardous Materials, environmental matters, the protection of public health and safety from environmental or health concerns, or otherwise relating to environmental conditions.

          "ERISA":  as defined in Section 3.8 hereof.
           -----
          "ESCROW AGENT":  as defined in Section 2.2 hereof.
           ------------
          "ESCROW AGREEMENT":  as defined in Section 2.2 hereof.
           ----------------
          "ESCROWED PROPERTY":  as defined in Section 2.2 hereof.
           -----------------
          "EXCHANGE ACT":  as defined in Section 8.5 hereof.
           ------------

          "HAZARDOUS MATERIALS":  all hazardous substances, hazardous wastes, or
           -------------------
hazardous constituents, hazardous solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas, and related materials, including, without limitation, any such materials defined, listed, identified under, or described in any Environmental Laws.

          "HOLDER":  as defined in Section 2.1 hereof.
           ------
          "INDEMNITIES":  as defined in Section 9.1 hereof.
           -----------
          "LAST BALANCE SHEET":  as defined in Section 3.3 hereof.
           ------------------
          "LAST BALANCE SHEET DATE":  as defined in Section 3.3 hereof.
           -----------------------
          "LEASED PROPERTIES":  as defined in Section 3.6 hereof.
           -----------------
          "LEASES":  as defined in Section 3.6 hereof.
           ------
          "1933 ACT":  as defined in Section 3.12 hereof.
           --------
          "NOTES":  as defined in Section 2.1 hereof.
           -----

          "PERSON":  any individual, partnership, joint venture, corporation,
           ------
trust, limited liability company, unincorporated organization, government or department or agency thereof, or other entity.

          "PUBLIC SALE PRICE":  as defined in Section 2.1 hereof.
           -----------------
          "PURCHASER":  as defined in the preamble hereof.
           ---------
          "PURCHASER'S COMMON STOCK":  as defined in Section 2.1 hereof.
           ------------------------
          "PURCHASER'S LAST BALANCE SHEET":  as defined in Section 4.5 hereof.
           ------------------------------

          "PURCHASER'S LAST BALANCE SHEET DATE":  as defined in Section 4.5
           -----------------------------------
hereof.

          "RELEASE TIME":  as defined in Section 7.1 hereof.
           ------------
          "REGISTRATION RIGHTS AGREEMENT":  as defined in Section 2.1 hereof.
           -----------------------------

          "SEC":  as defined in Section 8.6 hereof.
           ---
          "SELLERS":  as defined in the Preamble.
           -------
          "STOCK OPTION PLAN":  as defined in Section 2.4 hereof.
           -----------------
          "TAKEOVER PROPOSAL":  as defined in Section 7.5 hereof.
           -----------------
          "TAXES":  as defined in Section 3.4 hereof.
           -----
          "TECHNOLOGY":  any and all, whether currently existing or created
           ----------
hereafter:

          (i) Technical information, plans, drawings, and documents in whatever form, patentable or otherwise, owned by or licensed to the Company, including, without limitation, (x) franchises, permits, licenses, and other similar authority and (y) processes for the manufacture, production, or utilization of any product;

          (ii) Patents and patent applications owned by or licensed to the Company, regardless of whether registered in the United States, or elsewhere, and all continuations, extensions, renewals and continuations-in-part, and all rights in connection therewith, including all claims against third parties for past, present, or future infringement relating to any of the foregoing;

          (iii) All trade names, trademarks, service marks, and registrations and registration applications related thereto, copyrights and copyright registrations and registration applications, owned by or licensed to the Company, and all goodwill associated therewith, and all continuations, extensions, renewals and continuations-in-part, and all rights in connection therewith, including all claims against third parties for past, present or future infringement relating to any of the foregoing;

          (iv) Computer programs, including, without limitation, all source codes, algorithms, object codes, program manuals, and documentation developed by, owned by, or licensed to the Company;

          (v) All licenses, permits, and agreements of any kind or nature pursuant to which the Company possesses, uses, or has authority to possess or use intangible property of others, or others possess, use, or have authority to possess or use intangible property of the Company, and all recorded data of any kind or nature regardless of the medium or recording, including without limitation, all software, writings, plans, specifications, and schematics, whether now owned or hereafter acquired.

          "WARRANT":  as defined in Section 2.4 hereof.
           -------

                          ARTICLE II - THE TRANSACTION

      2.1 TERMS OF THE TRANSACTION.
          ------------------------

          (a) Sale of Stock.  At the Closing, the Sellers shall sell, assign,
              -------------
and transfer to the Purchaser all of their right, title, and interest in and to all of the capital stock (the "Capital Stock") of the Company, free and clear of any claim, encumbrance, or lien of any nature whatsoever. At the Closing, each of the Sellers shall deliver to the Purchaser stock certificates representing such Capital Stock, duly endorsed in blank or with stock powers duly endorsed in blank. Additionally, at the Closing, the Sellers should deliver to the Purchaser, the Company's minute book, the Company's corporate seal, the Company's stock ledger, and such other corporate documents and records as the Purchaser or its counsel shall request in writing prior to the Closing.

          (b) Purchase Price.  The purchase price (the "Purchase Price") for the
              --------------
Capital Stock and other transactions contemplated herein shall be as follows:

          (i) Cash. The aggregate sum of $600,000 in cash shall be paid by the
              ----
Purchaser to the Sellers by wire transfer or certified checks at the Closing. An additional aggregate sum of $600,000 in cash shall be paid by the Purchaser to the Sellers by wire transfer or certified checks on or before July 1, 1997.

          (ii)  Promissory Notes.
                -----------------

          (A) Notes.  The Purchaser shall issue to the Sellers convertible
              -----
promissory notes (the "Notes") in the aggregate principal amount of $1,700,000. Interest shall accrue on the unpaid principal of the Notes, from the date of the Closing to the date the Note is paid in full at the rate of 6% (not compounded) per annum. The principal of the Notes shall be paid in two installments: the aggregate sum of $600,000 shall be paid on or before January 5, 1998 and the aggregate sum of $1,100,000 shall be paid on or before January 5, 1999.
Interest on the unpaid principal shall be paid by the Purchaser to each Note holder ("Holder") on or before October 15 of each year. The Notes shall have cross default provisions. The form of Note is annexed hereto as Exhibit 2.1(b)(ii).

          (B) Convertibility.  Each Note shall be convertible, at the option of
              --------------
the Holder, but subject to the conditions set forth below, at a conversion price equal to a 10% discount to the closing public sale price of the Purchaser's common stock, par value $.01 per share (the "Purchaser's Common Stock"), on the date the Note holder delivers notice to the Purchaser of its election to convert. The closing public sale price ("Public Sale Price") shall be determined by taking the average closing bid and asked price as reported in the Wall Street Journal for the five trading days immediately preceding the date on which the Note holder delivers notice of its election to convert. The Notes can be converted only in minimum principal amounts of $50,000. The notes shall not be convertible (x) prior to April 15, 1997 or (y) at any time that the closing Public Sale Price is less than 6 1/8. The Sellers shall have incidental or "piggy-back" registration rights with respect to the Purchaser's Common Stock issued upon conversion of the Notes.

          (iii) Common Stock.  The Purchaser shall deliver to the Sellers, in
                ------------
the aggregate, shares of the Purchaser's Common Stock valued at $200,000, in accordance with the schedule set forth below. The value of the Purchaser's Common Stock to be delivered pursuant to this Section 2.1(b)(iii) shall be determined by taking the average closing bid and asked price of the Purchaser's Common Stock as reported in the Wall Street Journal for the 20 trading days immediately preceding the issuance of such Purchaser's Common Stock. The Sellers shall have incidental or "piggy back" registration rights with respect to the Purchaser's Common Stock issued hereunder. At the Closing, the Sellers and the Purchaser shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form attached hereto as Exhibit 2.1(b)(iii).

          VALUE OF STOCK         DATE OF ISSUANCE
          --------------         ----------------

             $50,000             Closing Date
             $50,000             On or before July 1, 1997
             $50,000             On or before January 5, 1998
             $50,000             On or before January 5, 1999

     2.2  SECURITY INTEREST.
          -----------------

          (a) As security for NWC's obligation to pay the Purchase Price, NWC shall pledge the Capital Stock to the Sellers. At the Closing, (i) 790 shares of Capital Stock (representing 79% of the Capital Stock) and (ii) an assignment (the "Assignment") of the Willoughby's Coffee & Tea trademark and tradename (collectively, the "Escrowed Property") shall be delivered by the Purchaser to the law firm of Camhy Karlinsky & Stein LLP and Hogan & Rini, P.C. (collectively the "Escrow Agents"), who shall hold the Escrowed Property on behalf of the Sellers, as pledgees. At the Closing, the Escrow Agents, NWC, and each of the

Sellers shall enter into an Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit 2.2.

          (b) Pursuant to the terms of the Escrow Agreement, the Escrow Agents shall release the Capital Stock and Assignment from escrow only as follows: (i) 210 shares of Capital Stock upon the Purchaser delivering shares of the Purchaser's Common Stock valued at $50,000, to the Sellers and paying the $600,000 due and payable to the Sellers on or before July 1, 1997; (ii) Two Hundred Ten (210) shares of Capital Stock upon the Purchaser delivering shares of Purchaser's Common Stock valued at $50,000 to the Sellers and paying the $600,000 due and payable to Sellers on or before January 5, 1998, provided however, that the Escrow Agent shall release only 70 shares of Capital Stock to the Purchaser from the escrow for this payment if Purchaser's net worth (Stockholders Equity) reported in its September 30, 1997 Quarterly Report to the SEC on Form 10-QSB is less than $7,000,000; and (iii) the balance of the Capital Stock and the Assignment shall be delivered by the Escrow Agent to the Purchaser upon satisfaction of the Purchaser's obligations for the Purchase Price.

          (c)  [Reserved]

      2.3 NAME.
          ----

          Until the Sellers have received, in the aggregate, the sum of $1,950,000 in cash and Purchaser's Common Stock, the Purchaser shall continue to use the name "Willoughby's Coffee & Tea" at all of Willoughby's retail stores existing as of the Closing. After such time and until the entire purchase price has been paid, Purchasers may change or discontinue the use of the name Willoughby's Coffee & Tea but only with the written consent of the Sellers, which consent shall not be unreasonably withheld.

      2.4 EMPLOYMENT AGREEMENTS.
          ---------------------

         (a) Employment Agreements.  At the Closing and as a condition to the
              ---------------------
Closing, each of the Sellers shall enter into employment agreements substantially in the form of Exhibit 2.4 (the "Employment Agreements"). The Employment Agreements will contain such terms and conditions as are mutually agreed upon by the Purchaser and the Sellers including, without limitation, the following terms:

                  (i) The term of such Employment Agreement shall be until
                      January 15, 1999.

                 (ii) The base salary (the "Base Salary") for each Employment
                      Agreement shall be $75,000 per annum.

                (iii) The minimum guaranteed bonus annually shall be 40% of the Base Salary and shall be paid within 30 days after completion of Company's year end audited financial statements but in no event later than March 31.

                 (iv) Each Seller shall have the title of Vice President -
                      Coffee and each Seller shall report directly to the Chief Executive Officer of the Purchaser.

                  (v) Each Employment Agreement shall contain non-competition restrictions during the period of employment and one year thereafter provided that such non-competition restrictions shall terminate sooner if the Purchaser materially breaches its obligations to make any payment of the Purchase Price and such breach continues after any applicable notice and grace period.

                 (vi) The Employment Agreements shall provide that each of
                      Messrs. Levine and Williams shall receive warrants (the "Warrants") for 20,000 shares of the Purchaser's Common Stock at the Closing and 20,000 shares of the Purchaser's Common Stock for each full year they are employed by the Purchaser. Other than the Warrants issued at the Closing, the Warrants shall be issued on the anniversary dates of employment. The Warrants shall have an exercise price equal to the closing public sale price of the underlying Common Stock on the date of issuance of the Warrants. Messrs. Levine and Williams right of exercise of the Warrants shall be cumulative. Each Warrant for 20,000 shares shall vest as to 5,000 shares on an annual basis and shall fully vest our a four year period. The Warrants shall be granted pursuant to and shall be subject to the Purchaser's employee stock option plan ("Stock Option Plan"). Further, such Warrants shall, if meeting the requirements therefor, be considered incentive stock options ("ISO's").

               (vii) The Purchaser shall provide to Messrs. Levine and Williams (and their dependents), the Aetna Managed Choice Plan providing for choice of plan doctors (100% coverage with $10 co-pay) or non-plan doctors (80% coverage).

              (viii) The Purchaser shall continue to pay all life insurance premiums with respect to all life insurance policies heretofore paid by Willoughby's as of September 15, 1996.

                (ix) The Employment Agreements shall provide for a car allowance for each of Messrs. Levine and Williams in the amount of $6,000 per annum.

          (b) Other Employee Issues.  The Purchaser will give priority treatment
              ---------------------
in retaining and hiring Willoughby's current employees in staffing the current Willoughby's retail stores and roasting facility. Further, as of the Closing Date, employees of Willoughby's shall be eligible for and shall be considered for the Purchaser's Stock Option Plan.

      2.5 DEBT.
          ----

          To the extent that the aggregate debt of the Company exceeds $700,000 as of the Closing Date, such excess shall, at the option of the Purchaser, either (x) be assigned to Messrs. Levine and Williams or (y) be credited against the principal amount due to the Sellers under the Notes.

      2.6 CLOSING.
          -------

          The Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Camhy Karlinsky & Stein LLP at 1740 Broadway, New York, New York U.S.A. 10019 at 10:00 a.m., New York City time on or before November 1, 1996 (the "Closing Date") or such other time or date as the parties may mutually agree, but in no event later than November 15, 1996.
If the Closing shall not take place by November 15, 1996, then the parties not at fault shall have the right to cancel and terminate this Agreement pursuant to and subject to the provisions and conditions of Section 10.1(b) hereof.

            ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each of the Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

      3.1 ORGANIZATION AND QUALIFICATION.
          ------------------------------

          The Company does not own any capital stock of any corporation or any interest in any other Person. The business and operations of the Company are conducted solely by and through the Company. Schedule 3.1 correctly sets forth the Company's place of incorporation, principal place of business, and jurisdictions in which it is qualified to do business. The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all governmental authorities, and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged. The Company is duly qualified to transact the business in which it is now engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary.

      3.2 CAPITALIZATION.
          --------------

          The authorized Capital Stock of the Company consists solely of 1,000 shares of Company Common Stock, no par value per share ("Company Common Stock"), of which 1,000 shares are issued and outstanding. Each of such outstanding shares of Company's Capital Stock is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially in accordance with the following table:

         Name of Stockholder       Number of Shares
         -------------------       ----------------

         Barry H. Levine                    500
         Robert B. Williams                 500

The Company's Capital Stock is owned by its holders free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of Capital Stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for Capital Stock of the Company. There is no outstanding security or other instrument convertible into or exchangeable for Capital Stock of the Company.

      3.3 FINANCIAL CONDITION.
          -------------------

          (a) The Sellers have delivered to the Purchaser true and correct copies of the following: the unaudited balance sheet of the Company as of April 30, 1996 and 1995 and the unaudited statements of income, statements of retained earnings, and statements of cash flows of the Company for the years ended April 30, 1996 and 1995. The Sellers have also delivered to Purchaser true and correct copies of the interim unaudited balance sheet (the "Last Balance Sheet") of the Company as of September 30, 1996 (the "Last Balance Sheet Date") and the interim unaudited statement of income, statement of retained earnings, and statement of cash flows for the five month period ended September 30, 1996.
Each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders' equity of the Company as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of the Company for the period indicated and its retained earnings as of the date indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 3.3 are in accordance with the books and records of the Company.

          (b) As of the date hereof, and as of the Closing Date, the total debt of the Company, including, without limitation, two SBA loans, a loan from Purchaser, and certain short term advances from Messrs. Levine and Williams, does not exceed $700,000.

          (c) Since the Last Balance Sheet Date:

          (i) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or, to each of Seller's knowledge, the future prospects of Company.

          (ii) The Company has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of the Company.

         (iii) The operations and business of the Company have been conducted in all respects only in the ordinary course.

          (iv) The Company has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

           (d) Except as set forth on Schedule 3.3 hereof, there is no fact known to the Sellers or the Company which materially and adversely affects or in the future (as far as the Sellers can reasonably foresee) may reasonably be likely to materially and adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company; provided, however, that the Sellers express no opinion as to political or economic matters of general applicability.

      3.4 TAX AND OTHER LIABILITIES.
          -------------------------

          The Company has no liability of any nature, accrued or contingent, including, without limitation, liabilities for U.S. federal, state, or local taxes, or any other foreign taxes or any penalties, interest, and additions to taxes (collectively, "Taxes") and liabilities to customers or suppliers, other than the following: (a) liabilities for which full provision has been made on the Last Balance Sheet; and (b) other liabilities arising since the Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Sellers or any other provision of this Agreement. Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes on the Last Balance Sheet adequately reflect all accrued and unpaid Taxes of the Company, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto. The Company has filed all U.S. Federal, state, or local and foreign tax returns required to be filed by it; has delivered to Purchaser a true and correct copy of each such return which was filed in the past three (3) years, and has paid (or has established on the Last Balance Sheet a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable.

      3.5 LITIGATION AND CLAIMS.
          ---------------------

          Except as set forth on Schedule 3.5, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, or to the knowledge of the Sellers, threatened, with respect to the Company, or any of its respective businesses, properties, or assets. To the knowledge of the Sellers, there has occurred no event which is reasonably likely to give rise to such litigation, arbitration, claim, governmental, or other proceeding or investigation. The Company is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of the Sellers is any union attempting to represent any employee of the Company as collective bargaining agent. The Company is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree, the violation of which would have a material adverse effect on the Company; nor is the Company required to take any action in order to avoid such violation or default.

      3.6 PROPERTIES.
          ----------

          (a) Set forth on Schedule 3.6(a)(i) is a list of all properties in which the Company holds a leasehold or other possessory interest ("Leased Properties") along with a full description of the respective leases or other agreements granting such rights ("Leases"). There are no other leases, licenses, options to lease, leasehold mortgages, security agreements or other similar types of agreements whether oral or written with respect to the Company's interest in the Leased Properties that are currently in force or executed but not yet effective. A true and complete copy of each of the Leases (including all amendments and material correspondence related to the Leases) has been delivered to the Purchaser and is fully described on Schedule 3.6(a)(i). The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Properties for the full term described in the respective Leases. The Company has the right to, and has, exclusive possession of all of the Leased Properties and there are no subleases, licenses or other occupancy agreements for use of any of the Leased Properties whether oral or written that are currently in force or executed but not yet effective (other than the Leases). The rent currently being paid by the Company with respect to the Leased Properties is as reflected in the Leases. There is no default by any party under the Leases or under any restrictive covenant affecting any of the Leased Properties and no event has occurred or circumstance exists that with the passage of time or the giving of notice would amount to a default under any of the Leases or such restrictive covenants. No consent is required of any party when there is a transfer of stock of the Company nor shall such transfer be deemed a default under any of the Leases, except as otherwise disclosed on
Schedule 3.6(a)(i). In connection with the leases listed on Schedule 3.6(a)(i), requiring the landlord's consent with respect to the sale of the Company's Capital Stock pursuant to this Agreement, on or before the Closing the Company shall obtain an unconditional written consent from each landlord under each of such leases. There are no unpaid commissions or other similar fees due to any broker, agent, or other party with regard to any of the Leases. The Company has fully discharged all obligations to make any improvements to any of the Leased Properties, other than as set forth on Schedule 3.6(a)(i). None of the Sellers have received any citation, subpoena, summons or other notice from any governmental or regulatory agency alleging a violation of, or asserting liability under, any laws applicable to the Leased Properties or the improvements located thereon including, without limitation, any building, zoning, fire safety, environmental protection, parking, architectural barriers to the handicapped, occupational safety or other applicable law and the Company is not in violation of any of such laws. There are no pending or, to the knowledge of Sellers threatened, condemnation or appropriation proceedings against any of the Leased Properties. The Company does not own any fee interest in any real estate. No real property owned, leased, or licensed by the Company lies in an area which is, or to the knowledge of the Sellers will be, subject to zoning, use, or building code restrictions that would prohibit the continued effective ownership, leasing, licensing, or use of such real property in the business which the Company is now engaged.

          (b) Set forth in Schedule 3.6(b) is a true and complete list of all tangible personal properties and tangible assets (other than accounts receivable and real property) exceeding Ten Thousand ($10,000.00) Dollars (U.S.) individually or Ten Thousand ($10,000.00) Dollars (U.S.) for single categories of assets (in each case as reflected on the Last Balance Sheet) owned by the Company or leased or licensed by the Company from or to a third party. All such properties and assets owned by the Company are reflected on the Last Balance Sheet (except for acquisitions subsequent to the Last Balance Sheet Date which are noted on Schedule 3.6(b)). All such properties and assets owned, leased, or licensed by the Company are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of the Company excepted).

          (c) All accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date, have been collected, or are and will be good and collectible, in each case with respect to at least ninety five (95%) percent of the aggregate recorded amounts thereof without right or recourse, defense, deduction, return of goods, counterclaim, offset, or set-off.

          (d) The Company has received no notification, nor to the Sellers' knowledge, are they aware, that (i) Hazardous Materials have been generated, used, treated or stored on, or transported to or from, any property that is leased, owned, or used by the Company, (ii) Hazardous Materials have been released or disposed of on any such property, or (iii) the Company is not in compliance in all material respects with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any such property. There are no pending or, to the knowledge of the Sellers threatened claims, suits, demands, investigations, proceedings or other actions relating to any Environmental Law with respect to any such property.

      3.7 CONTRACTS AND OTHER INSTRUMENTS.
          -------------------------------

          Except as otherwise noted on Schedule 3.7 (or otherwise disclosed herein or pursuant hereto), Schedule 3.7 accurately and completely sets forth a list of all material contracts, agreements, loan agreements, instruments, leases, licenses, arrangements, or understandings with respect to the Company. The Sellers have furnished to Purchaser prior to the date hereof, true and correct copies of the certificate or articles of incorporation (or other charter document) and by-laws of the Company and all amendments thereto, as presently in effect. Each such contract, agreement, loan agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the Company and is enforceable as to it in accordance with its terms. The Company is not in violation, in breach of, or in default with respect to any material terms of any such contract, agreement, loan agreement, instrument, lease, or license. Except for employment agreements and as disclosed in Schedule 3.7, the Company is not a party to any contract, agreement, loan agreement, instrument, lease, license, arrangement, or understanding with, a Seller or any director, officer, or employee of a Seller, or any Affiliate of a Seller, or the Company or of any such director, officer, or employee. The stock ledgers and stock transfer books and the minute book records of the Company relating to all issuances and transfers of capital stock and all proceedings of the stockholders and the Board of Directors and committees thereof of the Company since its incorporation made available to Purchaser are the original stock ledgers and stock transfer books and minute book records of the Company or exact copies thereof.

      3.8 EMPLOYEES.
          ---------

          (a) The Company does not have and it does not contribute to, any pension, profit sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or the analogous foreign laws, and does not have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Schedule 3.8. The Company has furnished to the Purchaser: (i) true and correct copies of all documents evidencing plans, obligations, or arrangements referred to in Schedule 3.8 (or true and correct written summaries, of such plans, obligations, or arrangements to the extent not evidenced by documents) and true and correct copies, of all documents evidencing trusts, summary plan descriptions, and any other summaries or descriptions relating to any such plans; and (ii) the two most recent annual reports, if any, including all schedules thereto and the most recent annual and periodic accounting of related plan assets with respect to each Employee Benefit Plan.

          (b) Schedule 3.8 contains a true and correct statement of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ending April 30, 1996 of each director, officer, or other employee of the Company whose aggregate compensation for the fiscal year ended April 30, 1996 exceeds Fifty Thousand ($50,000) Dollars per annum.

      3.9 INTANGIBLES.
          -----------

          (a) Set forth on Schedule 3.9(a) is a list of and description of all Technology owned by the Company.

          (b) Set forth on Schedule 3.9(b) is a list of and description of all Technology licensed to the Company.

          (c) The Technology listed on Schedules 3.9(a) and 3.9(b) is uncontested. All rights to the Technology are owned by or licensed to the Company free and clear of any claim, lien, or encumbrance of any nature whatsoever.

          (d) None of the Sellers, any director, officer, or employee of the Sellers, nor any Affiliate of the Sellers or of any such director, officer, or employee, possesses any Technology which relates to the business of the Company.

          (e) There is no right under any Technology necessary to the business of the Company, except such as are so designated in Schedules 3.9(a) and (b). The Company has not infringed, is not infringing, and has not received notice of any infringement with asserted intellectual property, intangibles, or technology of others. To the knowledge of the Sellers, there is no infringement by others of Technology of the Company.

    3.10  QUESTIONABLE PAYMENTS.
          ---------------------

          None of the Company, any director, officer, agent, employee, or other person associated with or acting on behalf of the Company has, directly, or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Company; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

    3.11  AUTHORITY TO SELL.
          -----------------

          (a) Each of the Sellers and the Company has the capacity to execute, deliver, and perform this Agreement and the transactions contemplated hereby. All necessary corporate proceedings of each of the Sellers and the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and the Company, is the legal, valid, and binding obligation of each of the Sellers, and the Company, and is enforceable as to each of them in accordance with its terms. None of the Sellers and the Company is under any contractual restriction or obligation which is inconsistent with the execution and performance of this Agreement and the transactions contemplated hereby. The Sellers and the Company have no knowledge of any consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any governmental authority or any court or other tribunal that is required by the Sellers, and the Company for the execution, delivery, or performance of this Agreement by the Sellers and the Company.

          (b) No consent of any party to any material lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, arrangement, or understanding to which the Sellers, or the Company is a party, or to which any of their properties or assets are subject, is required for the execution, delivery, or performance of this Agreement, except as otherwise disclosed in Schedule 3.11. None of the Sellers or the Company have made any agreement or understanding not approved in writing by Purchaser as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by the Sellers and the Company will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under such lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, or understanding, or violate or result in a breach of any term of the certificate or articles of incorporation (or other charter document) or by-laws of the Company, or, to the Sellers' knowledge, violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on any of the Sellers or the Company, or to which any of his or its operations, business, properties, or assets are subject.

    3.12  NON-DISTRIBUTIVE INTENT.
          -----------------------

          Each of the Sellers are acquiring the shares of Purchaser's Common Stock to be issued pursuant to Section 2.1(iii) hereof for his own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Sellers will not sell or otherwise dispose of such shares without registration under the Securities Act of 1933 (the "1933 Act"), or an exemption therefrom.

            ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER

          The Purchaser represents and warrants to the Sellers as follows:

      4.1 ORGANIZATION.
          ------------

          The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and in which it contemplates engaging.

      4.2 AUTHORITY TO BUY.
          ----------------

          The Purchaser has all requisite power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby. All necessary corporate proceedings of Purchaser have been duly taken to authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Purchaser, is the legal, valid, and binding obligation of Purchaser, and is enforceable as to it in accordance with their respective terms. The Purchaser is under no contractual restriction or obligation which is inconsistent with the execution and performance of this Agreement and the transactions contemplated hereby. The Purchaser has no knowledge of any consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any governmental authority or any court or tribunal that is required by Purchaser for the execution, delivery, or performance of this Agreement.

      4.3 VALIDITY OF SHARES.
          ------------------

          The shares of Purchaser's Common Stock to be issued to the Sellers pursuant to this Agreement, will be validly authorized, validly issued, fully paid, and nonassessable.

      4.4 SHARES RESERVED.
          ---------------
          The Purchaser has reserved a sufficient number of shares of Purchaser's Common Stock for issuance pursuant to this Agreement.

      4.5 PURCHASER'S FINANCIAL CONDITION.
          -------------------------------

          (a) The Purchaser has delivered to the Sellers a true and correct copy of the following: the audited balance sheet of the Purchaser as of December 31, 1995 and the unaudited statements of income, statements of retained earnings, and statements of cash flows of the Purchaser for the years ended December 31, 1995. The Purchaser has also delivered to Sellers true and correct copies of the interim unaudited balance sheet (the "Purchaser's Last Balance Sheet") of the Purchaser as of June 30, 1996 (the "Purchaser's Last Balance Sheet Date") and the interim unaudited statement of income, statement of retained earnings, and statement of cash flows for the six month period ended June 30, 1996. Each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders' equity of the Purchaser as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of the Purchaser for the period indicated and its retained earnings as of the date indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 4.5 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the books and records of the Company.

          (b) Since the Purchaser's Last Balance Sheet Date:

          (i) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or, to each of Seller's knowledge, the future prospects of Purchaser.

          (ii) The Purchaser has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of the Purchaser.

         (iii) The operations and business of the Purchaser have been conducted in all respects only in the ordinary course.

          (iv) The Purchaser has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

          (c) Except as set forth on Schedule 4.5 hereof, there is no fact known to the Purchaser which materially and adversely affects or in the future (as far as the Purchaser can reasonably foresee) may reasonably be likely to materially and adversely affect the financial condition, results or operations, business, properties, assets, liabilities, or future prospects of the Purchaser; provided, however, that the Purchaser expresses no opinion as to political or economic matters of general applicability.

      4.6 NWC TAX AND OTHER LIABILITIES.
          -----------------------------

          The Purchaser has no liability of any nature, accrued or contingent, including, without limitation, liabilities for Taxes and liabilities to customers or suppliers, other than the following: (a) liabilities for which full provision has been made on the Purchaser's Last Balance Sheet; and (b) other liabilities arising since the Purchaser's Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Purchaser or any other provision of this Agreement. Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes on the Purchaser's Last Balance Sheet adequately reflect all accrued and unpaid Taxes of the Purchaser, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Purchaser's Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto. No governmental authority has audited any income tax returns of NWC. The Purchaser has filed all U.S. Federal, state, or local and foreign tax returns required to be filed by it.

               ARTICLE V - CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser under this Agreement are subject, at the option of Purchaser, to the following conditions:

      5.1 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS.
          ----------------------------------------------------------

          All representations and warranties of the Sellers contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Sellers and regardless of the knowledge or lack thereof on the part of the Sellers or changes beyond their control; as of the Closing, the Sellers shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement; and Purchaser shall have received a certificate executed by the Sellers, dated the date of the Closing, to that effect.

      5.2 OPINION OF COUNSEL.
          ------------------

          The Sellers shall deliver to Purchaser on the Closing Date the opinion of counsel to the Sellers, dated as of the Closing Date, in form and substance satisfactory to counsel for Purchaser, substantially to the effect that:

          (a) The Company is a corporation validly existing and in good standing under the laws of Connecticut.

          (b) The Company is duly qualified to transact the business in which it is engaged.

          (c) The authorized and outstanding Capital Stock of the Company is as set forth in Section 3.2 of this Agreement; and all of such outstanding shares of Capital Stock of the Company are validly authorized and issued, fully paid, and nonassessable.

          (d) All necessary corporate proceedings of each of the Sellers and the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by each of the Sellers and the Company and the consummation of the transactions contemplated by this Agreement.

          (e) After reasonable investigation, such counsel has no knowledge of any consent of, or declaration or filing with, any governmental authority which is required of the Sellers, and the Company for the execution, delivery, or performance of this Agreement by the Sellers and the Company.

          (f) After reasonable investigation, such counsel has no knowledge of any action, suit, or proceeding, pending or threatened against the Company or the Sellers, at law or in equity, or before any governmental department, commission, board, bureau, agency, or instrumentality that (i) can reasonably be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets or in the condition, financial or otherwise, of the Company, or (ii) seeks to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

          (g) This Agreement has been duly authorized, executed, and delivered by the Sellers and the Company, constitutes the legal, valid, and binding obligation of the Sellers and the Company, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to each of the Sellers and the Company in accordance with its terms.

      5.3 OTHER CLOSING DOCUMENTS.
          -----------------------

          The Sellers shall have delivered to Purchaser at or prior to the Closing such other documents as Purchaser or its counsel may reasonably request in order to enable Purchaser to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

      5.4 LEGAL ACTION.
          ------------

          There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

      5.5 NO GOVERNMENTAL ACTION.
          ----------------------

          There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of Purchaser, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of Purchaser to consummate any of the transactions contemplated by this Agreement, (c) requires the divestiture by Purchaser of any of the shares of the Company's Capital Stock to be acquired pursuant to this Agreement or of a material portion of the business of either Purchaser or of the Company, (d) imposes material limitations on the ability of Purchaser effectively to exercise full rights of ownership of such shares of the Company's Capital Stock including the right to vote such shares on all matters properly presented to the shareholders of the Company, or
(e) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Purchaser of any of the transactions contemplated by this Agreement.

      5.6 CONTRACTUAL CONSENTS.
          --------------------

          The parties to this Agreement shall have obtained at or prior to the Closing, all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

      5.7 MATERIAL ADVERSE CHANGE.
          -----------------------

          Since the Last Balance Sheet Date, there shall have been no event or development or combinations of changes or developments, individually or in the aggregate, that could be reasonably expected to have a material adverse effect on the business, operations, or future prospects of the Company.

               ARTICLE VI - CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of the Sellers under this Agreement are subject, at the option of the Sellers, to the following conditions:

      6.1 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS.
          ----------------------------------------------------------

          All representations and warranties of Purchaser contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by Purchaser and regardless of the knowledge or lack thereof on the part of Purchaser or changes beyond its control; as of the Closing, Purchaser shall have performed and complied with all conditions required to be performed and complied with by it at or before such time by this Agreement; and the Sellers shall have received a certificate executed by an executive officer of Purchaser, dated the date of the Closing, to that effect.

      6.2 OPINION OF COUNSEL.
          ------------------

          Purchaser shall deliver to the Sellers on the Closing Date the opinion of counsel to Purchaser, dated as of the Closing Date, in form and substance satisfactory to counsel to the Sellers, substantially to the effect that:

          (a) Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware.

          (b) All necessary corporate proceedings of Purchaser have been duly taken to authorize the execution, delivery, and performance or this Agreement, and the consummation of the transactions contemplated by this Agreement.

          (c) This Agreement has been duly authorized, executed, and delivered by Purchaser, constitute the legal, valid, and binding obligations of Purchaser, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) are enforceable as to Purchaser in accordance with its respective terms.

      6.3 OTHER CLOSING DOCUMENTS.
          -----------------------

          Purchaser shall have delivered to the Sellers at or prior to the Closing such other documents as the Sellers or their counsel may reasonably request in order to enable the Sellers to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

      6.4 LEGAL ACTION.
          ------------

          There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

      6.5 RELEASES.
          --------

          (a) The Company will pay the Centerbank loans in full at the Closing and thereafter will secure for Sellers and their spouses' releases from their personal guaranties of such loans, and the collateral securing such loans.

      6.6 INSURANCE POLICIES.
          ------------------

          At the Closing, the Company shall assign to the Sellers the Aetna Life insurance policies listed on Exhibit 6.6 attached hereto.

                     ARTICLE VII - COVENANTS OF THE SELLERS

          The Sellers covenant and agree as follows:

      7.1 ACCESS.
          ------

          Until the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Article X or otherwise (the "Release Time"), the Sellers will cause the Company to afford the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of Purchaser free and full access to the plants, properties, books, and records of the Company, will permit them to make extracts from the copies of such books and records, and will from time to time furnish Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Company as Purchaser from time to time may reasonably request.

      7.2 CONDUCT OF BUSINESS.
          -------------------

          Until the Release Time, the Sellers will use their best efforts to cause the Company to conduct its affairs so that at the Closing no representation or warranty of the Sellers will be inaccurate, no covenant or agreement of the Sellers will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company. Except as otherwise requested by Purchaser in writing, until the Release Time, the Sellers will cause the Company to use its best efforts to preserve the business and operations of the Company intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of the Company, and to preserve the good will of their customers, and others having business relations with any of them. Until the Release Time, the Sellers will cause the Company to conduct its business and operations in all respects only in the ordinary course.

      7.3 ADVICE OF CHANGES.
          -----------------

          Until the Release Time, the Sellers will immediately advise Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or a Schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

      7.4 PUBLIC STATEMENTS.
          -----------------

          Until the Release Time, the Sellers shall not disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Purchaser. Notwithstanding the foregoing, nothing contained herein shall prevent the Sellers or the Company from releasing any information to any governmental authority or to the public if required to do so by law.

      7.5 OTHER PROPOSALS.
          ---------------

          Until the Release Time, the Sellers shall not, and shall neither authorize nor permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of them directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 7.5);
(ii) cooperate with, or furnish or cause to be furnished any non-public information relating to the financial conditions, results of operations, business, properties, assets, liabilities, or future prospects of the Company to any person or entity in connection with any Takeover Proposal;

(iii) negotiate with any person or entity with respect to any Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Takeover Proposal of which any of them becomes aware. As used in this Section 7.5, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, (x) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a five (5%) percent or greater interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast five (5%) percent or more of the votes on any matter with respect to the Company, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course of its businesses or (y) the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchaser or of any of the transactions contemplated by this Agreement. In the event that this Section
7.5 is breached, the Sellers shall promptly reimburse Purchaser for all expenses (including, without limitation, Purchaser's attorneys' fees) incurred in connection with the transactions contemplated hereby, up to an amount not to exceed $100,000 (U.S.).

      7.6 VOTING BY STOCKHOLDERS.
          ----------------------

          The Sellers agree that, until the Release Time, they will vote all securities of the Company which they are entitled to vote against (a) any merger, consolidation, reorganization, other business combination, or capitalization involving the Company, (b) any sale of assets of the Company, (c) any stock split, stock dividend, or reverse stock split relating to any class or services of the Company's stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Company (except as contemplated herein), (f) the amendment of the certificate of incorporation (or other charter document) or the by-laws of the Company (except as contemplated herein), or (g) any other proposition the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or to impair materially the contemplated benefits to Purchaser of the transactions contemplated by this Agreement.

      7.7 CONFIDENTIALITY.
          ---------------

          The Sellers shall insure that all confidential information which the Sellers, any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Purchaser shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of Purchaser; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent the information shall have otherwise become publicly available.

                     ARTICLE VIII - COVENANTS OF PURCHASER

          Purchaser covenants and agrees as follows:

      8.1 ADVICE OF CHANGES.
          -----------------

          Until the Release Time, Purchaser will immediately advise the Sellers in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or a Schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

      8.2 PUBLIC STATEMENTS.
          -----------------

          Until the Release Time, Purchaser shall not disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the Sellers. Notwithstanding the foregoing, nothing contained herein shall prevent Purchaser from releasing any information to any governmental authority or to the public if required to do so by law.

      8.3 CONFIDENTIALITY.
          ---------------

          Purchaser shall insure that all confidential information which Purchaser, its officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of the Company; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent the information shall have otherwise become publicly available.

      8.4 OPERATION OF THE COMPANY.
          ------------------------

          Until the Purchase Price is paid in full the Purchaser covenants (i) to continue to operate the Company in the manner set forth in Exhibit 8.4 attached hereto and (ii) not to close the Branford store, any New Haven store or the Branford roasting plant without the prior written consent of the Sellers, which consent will not be unreasonably withheld. A breach of this provision shall cause an acceleration of the payment obligation of the Sellers of any unpaid balance of the Purchase Price.

      8.5 CHANGE OF CONTROL.
          -----------------

          (a) In the event that there is a change-of-control (as defined below) of NWC and the acquirer has a net worth less than the current net worth of NWC, then the balance of any unpaid Purchase Price shall be immediately due and payable.

          (b) "Change-of-Control" shall occur if (i) any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than a current stockholder that owns 5% or more of the
                 ----- ----
NWC's outstanding common stock or an affiliate of such 5% or greater stockholder and other than NWC, any trustee, or other fiduciary holding securities under any employee benefit plan of NWC) becomes the

"beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Purchaser representing 50% or more of the combined voting power of the Purchaser's then outstanding securities; or
(ii) the stockholders of the Purchaser approve a plan of complete liquidation of the Purchaser or an agreement for the sale or disposition by the Purchaser of, or the Purchaser sells or disposes of, all or substantially all of the Purchaser's assets.

      8.6 FORM S-8.
          --------

          The Company covenants to file a Form S-8 registration statement (or any successor form thereto) with the Securities and Exchange Commission ("SEC") on or before March 31, 1997 covering the Warrants and/or options to be issued to the Sellers pursuant to this Agreement and the Employment Agreements.

      8.7 CORPORATE ENTITY.
          ----------------

          Until NWC has satisfied its obligations to pay the Purchase Price hereunder, NWC covenants to keep the Company as a separate and distinct corporate entity.

      8.8 SALE OF ASSETS.
          --------------

          Until NWC has satisfied its obligations to pay the Purchase Price hereunder, NWC covenants not (i) to sell a material portion of the Company's
                         ---
assets other than in the ordinary course of business and (ii) to sell all or substantially all of the Company's assets to an entity with a net worth less than the Purchaser's current net worth. In the event of a sale of all or substantially all of the Company's assets, NWC covenants that such sale shall be conditioned upon such acquiring entity expressly and directly assuming the obligations to the Sellers hereunder.

      8.9 SELLER'S TRADE GUARANTEES.
          -------------------------

          The Purchaser agrees to indemnify and hold harmless the Sellers with respect to purchases the Company makes after closing from suppliers or merchants to whom Sellers delivered personal guarantees prior to the Closing.

        ARTICLE IX - INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY

      9.1 INDEMNIFICATION.
          ---------------

          (a) Subject to the terms and conditions set forth in Section 9.2, each of the Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser, its officers, directors, employees, counsel, and agents, (collectively, the "Indemnities"), against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of each of the Sellers contained in this Agreement (including the Exhibits and Schedules attached hereto), the Employment Agreements, or any certificates delivered pursuant to this Agreement or the Employment Agreements.

          (b) Subject to the terms and conditions set forth in Section 9.2, the Purchaser agrees to indemnify and hold harmless the Sellers, its counsel and agents,

(collectively, the "Indemnities"), against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of the Purchaser contained in this Agreement (including the Exhibits and Schedules attached hereto), or any certificates delivered pursuant to this Agreement.

          (c) Each Indemnitee shall give the indemnifying party prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of the indemnifying party shall not be conditioned upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The indemnifying party shall promptly assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the indemnifying party. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the indemnifying party and from any other party in such action, proceeding, or investigation. No Indemnitee may agree to a settlement of a claim without the prior written approval of the indemnifying party, which approval shall not be unreasonably withheld.

      9.2 SURVIVAL; LIMITATIONS ON LIABILITY.
          ----------------------------------

          (a) Subject to the provisions of Section 9.2(b), the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing.

          (b) The liabilities and obligations of the parties under this Agreement shall be subject to the following limitations:

          (i) No party shall have liability or obligation with respect to any claim for a breach of a representation or warranty under this Agreement made after two (2) years from the Closing Date except for claims arising out of a breach of the representations as to tax liabilities under Section 3.4 and as to liabilities under Environmental Laws under Section 3.6(e) hereof, with respect to which the Sellers shall remain liable until ninety (90) days after the expiration of the applicable statute of limitations relating to such potential liabilities; and

          (ii) No indemnifying party shall be responsible for any Claims until the cumulative aggregate amount thereof shall exceed Ten Thousand ($10,000.00) U.S. Dollars (the "Minimum Amount") in which case such indemnifying party shall then be liable for all amounts in excess of the Minimum Amount.

                    ARTICLE X - TERMINATION PRIOR TO CLOSING

    10.1  TERMINATION.
          -----------

          This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a) by the mutual written consent of Purchaser, on the one hand, and the Sellers, on the other hand;

          (b) by either the Sellers, on the one hand, or Purchaser, on the other hand, in writing, without liability on the part of the terminating party or parties, as the case may be, on account of such termination (provided the terminating party or parties are not otherwise in default or breach of this Agreement), if the other party or parties shall (i) fail to perform any material covenant or agreement contained herein required to be performed by such party or parties prior to November 15, 1996, or (ii) have breached any of the representations or warranties of such party or parties contained herein; provided, however, that no such termination shall become effective unless the
--------  -------
terminating party or parties has notified the other party or parties in writing of its or their intent to terminate, such notice to be sent at least ten days prior to the intended date of termination and specifying the nature of the failure or breach giving rise to such termination; and provided, further, that
                                                       --------  -------
such notice to terminate shall be void if the recipient thereof has cured such failure or breach on or before the expiration of such ten-day period; or

          (c) by the Sellers by written notice to the Purchaser in the event that the Sellers or the Company have received another bid for the Company and the Sellers or the Company accept such bid; provided, however, that if this Agreement is terminated pursuant to this Section 10.1(c), the Sellers will upon such termination pay to Purchaser the sum of $310,000 (in addition to the reimbursement of expenses, if any, for which Purchaser shall be entitled pursuant to Section 7.5 hereof, if applicable) by wire transfer of immediately available funds to an account designated by Purchaser for such purpose.

    10.2  EFFECT ON OBLIGATIONS.
          ---------------------

          Termination of this Agreement pursuant to this Article X shall terminate all obligations of the parties hereunder, except for the obligations under Sections 10.1(c), the confidentiality provisions contained in Sections 7.7 and 8.3, the notice provisions contained in Section 11.5 hereof, and the obligations set forth in the next succeeding sentence of this Section 10.2.
Upon any termination of this Agreement each party hereto will redeliver all documents, workpapers, and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party originally furnishing the same.

                           ARTICLE XI - MISCELLANEOUS

    11.1  BROKERAGE FEES.
          --------------

          If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement, the party purportedly engaging such broker or finder shall indemnify and hold harmless the other parties against any and all Claims (as defined in Section 9.1), as and when incurred, arising out of, based upon, or in connection with such Claim by such person, except to the extent that it is determined in any suit, action, or proceeding that such other parties or any Indemnitee had engaged such broker or finder.

    11.2  FURTHER ACTIONS.
          ---------------

          At any time and from time to time, each party agrees, as its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    11.3  SUBMISSION TO JURISDICTION.
          --------------------------

          Each of the parties hereto irrevocably submits to the jurisdiction of the courts of the State of New York, and of any federal court located in the State of New York, in connection with any action or proceeding arising out of or relating to, or a breach of, this Agreement or the Employment Agreements, or of any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement or the Employment Agreements.

    11.4  MERGER; MODIFICATION.
          --------------------

          This Agreement, the Employment Agreements, and the Schedules and Exhibits attached hereto and thereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

    11.5  NOTICES.
          -------

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, or similar overnight delivery or courier service or delivered (in person or by telecopy, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement and addressed to the President of such Person if a corporation (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.5). A copy of any notice (which copy shall not constitute notice) sent to the Sellers shall also be sent to Hogan & Rini, P.C., 234 Church Street, New Haven, Connecticut 06510, Attention: John W. Hogan, Jr., Esq. A copy of any notice (which copy shall not constitute notice) sent to Purchaser shall also be sent to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315, Attention: Daniel I. De Wolf, Esq. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given three business days after certification thereof (or comparable act) except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 11.5 shall be deemed given at the time of receipt thereof.

    11.6  WAIVER.
          ------

          Any waiver by any party of a breach of any terms of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

    11.7  BINDING EFFECT.
          --------------

          The provisions of this Agreement shall be binding upon and inure to the benefit of Purchaser, and its successors and assigns and each of the Sellers and their successors, representatives, and heirs, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

    11.8  NO THIRD-PARTY BENEFICIARIES.
          ----------------------------

          This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 11.7).

    11.9  SEPARABILITY.
          ------------

          If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

  11.10  HEADINGS.
         --------

         The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

  11.11  COUNTERPARTS; GOVERNING LAW.
         ---------------------------

          (a) This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (b) It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                          NEW WORLD COFFEE, INC.



                          By: _______________________________________
                             Name:
                             Title:


                          WILLOUGHBY'S INCORPORATED



                          By: _______________________________________
                             Name:
                             Title:


                          ___________________________________________
                          BARRY H. LEVINE



                          ___________________________________________
                          ROBERT B. WILLIAMS